EMPLOYEE COMPENSATION WAIVER AGREEMENT

THIS COMPENSATION WAIVER AGREEMENT (this “Agreement”), dated as of November 4, 2011, is by and among NEAH POWER SYSTEMS, INC., a Nevada corporation (the “Company”), GERARD C. D'COUTO, the President and Chief Executive Officer of the Company (“D’Couto”), and STEPHEN M. WILSON, the Chief Financial Officer of the Company (“Wilson”).  D’Couto and Wilson are collectively referred to as the “Employees”.  The Employees are entering into this Agreement in their individual capacities and not as officers of the Company.

A.

The Company is in the process of seeking equity financing pursuant to a proposed issuance and sale of Series C preferred stock (the “Financing”);

B.

As a condition to the Financing, the Company and the Investor in the Financing are entering into an agreement relating to officer and director compensation and resolving accrued and unpaid compensation;

C.

In consideration for the terms of this Agreement, including the salary increase, the Employees desire to enter into this Agreement which includes a waiver with respect to certain of their unpaid compensation; and

D.

The Company reasonably believes the terms of this Agreement are fair to and in the best interests of the Company.

The parties agree as follows:

1.

Agreement and Waiver re Compensation.

(a)

Salary Increase.  In August 2011, each Employee agreed to voluntarily take a 33% reduction in his salary in order to participate in the Company’s Director, Officer, and Employee Sales Incentive Plan (the “Plan”).  Effective on November 1, 2011, the respective salary for each Employee shall be reinstated to the level of salary that the Employee earned prior to the 33% reduction (the additional amount of salary for each Employee to be called the “Salary Increase”).  Notwithstanding these increases, the Employees shall be entitled to continued participation in the Plan.

(b)

Pro Rata Payment on Accrued Wages.  The Investor in the Financing has agreed to pay an aggregate amount of $100,000 to the Company, within 20 calendar days following execution of the Securities Purchase Agreement, for the purpose of paying accrued officer compensation.  Upon receipt of such funds, the Company shall pay $100,000 in accrued compensation to the Employees in partial payment to them of their accrued and unpaid compensation, with the $100,000 to be allocated pro-rata among the two Employees based on their respective amounts of accrued and unpaid compensation. As of the date hereof, the current outstanding amount of accrued and unpaid compensation owing to the Employees is approximately $382,000 (of which $280,000 is owing to D’Couto and $102,000 is owing to Wilson).  The remaining balance of the accrued and unpaid compensation owing to each

Employee, after application of the $100,000 pro rata payment, shall be referred to as “Forgone Wages”.  If the Investor fails to fund the $100,000 payment, the Company’s obligation under this paragraph shall be null and void.

(c)

Forgone Wages.  Effective upon the successful completion of the First Placement Transaction in the Financing, each Employee hereby irrevocably waives any rights or claims with respect to any Forgone Wages, except as expressly set forth in paragraph 1(d) below.

(d)

Contingent Severance.  Notwithstanding the waiver in paragraph 1(c), in the event that, at any time following the successful completion of the First Placement Transaction in the Financing, an Employee is terminated by the Company (for any reason or no reason), such Employee will be entitled to a severance payment in an amount equal to (i) the amount of such Employee’s Forgone Wages, less (ii) the product of (A) the Salary Increase, multiplied by (B) the number of months that the Employee received payment of the Salary Increase beginning from November 1, 2011.  For example, if the amount of an Employee’s Forgone Wages is $75,000 and if the Salary Increase is $3,000 per month, then upon termination of such Employee in six months, the payment would be equal to $75,000 – ($3,000 * 6) = $53,000.  When the difference between the Foregone Wages and the aggregate amount of monthly payments of the Salary increase (“Remaining Accrued Wages”) is less than zero, Employee shall be entitled to no further severance payment pursuant to this paragraph. Any severance payments made to the Employee shall be subject to lawful withholdings. Any severance shall be paid, as determined by the Company, by either a lump sum payment or by equal monthly payments over a period of up to six months following termination.

(e)

Effect of Termination upon Participation in Plan.  Upon termination of an Employee’s employment by the Company (other than for Cause), such Employee will continue to be eligible for cash and stock options per the Plan following such termination. If Employee employment is terminated by the Employee or terminated by the Company for Cause, such Employee’s rights under the Plan shall immediately cease to accrue, and such Employee shall be entitled only to payment of earned or accrued but unpaid cash compensation under the Plan, and Employee shall have the right to exercise only such stock options that are vested as of the date of termination. For purposes of this paragraph “Cause” shall mean the following:  (i) violation by such Employee of a state or federal criminal law involving the commission of a crime against the Company, or any felony or theft; (ii) fraud or willful or intentional misrepresentation by such Employee with respect to the business of the Company; (iii) any intentional act by such Employee that substantially impairs the Company’s business, goodwill or reputation, (iv) willful misconduct by such Employee in the performance of his duties, or (v) dereliction of duties, abandonment of the job, or significant underperformance relative to expectations for the Employee (after notice to the Employee and the opportunity to cure such action).

2.

Wages Claims.  The parties intend and agree that (a) the severance payments pursuant to paragraph 1(d) for Remaining Accrued Wages and (b) payments under the Plan pursuant to paragraph 1(e), are deemed to be “wages” under applicable Washington law, and that each Employee shall be entitled to pursue any and all remedies against the Company, and its officers and directors personally, for any failure by the Company to pay such amounts when due, including attorneys’ fees and statutory damages, and that such claims shall not be affected by the general release in paragraph 3 below.  Notwithstanding the foregoing, each Employee agrees that he will not sue or pursue any such wage claims against any current officer or director of the Company in the event the Company fails to pay such amounts when due.

3.

Release by Employee.  In connection with the waiver of all rights and claims to the Forgone Wages (except as it pertains to Remaining Accrued Wages as described in paragraph 1.(d) above), each Employee, severally, for himself and his heirs, personal representatives, successors and assigns, hereby waives, releases and discharges the Company (and its officers, directors, employees, agents, representatives, successors and assigns) from any and all claims, demands, actions and causes of action, known or unknown, whether asserted or not, and whether actual, presumed, direct, indirect, liquidated, compensatory, treble, or punitive, arising from or related in any way to the Forgone Wages, including but not limited to any claims under RCW 49.48, RCW 49.52 or the Washington Minimum Wage Act (RCW 49.46), the Employee Retirement Income Security Act of 1974 (ERISA), and all similar federal, state and local laws.  The waiver and release contained in this paragraph 3 shall not release the Company from its obligations under this Agreement.

4.

Further Assurances.  Each party agrees to execute and deliver all such other and additional instruments and documents and to do all such other acts and things as may reasonably be necessary to fully carry out the terms and conditions of this Agreement.

5.

Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part of or on behalf of the parties hereto.  Additionally, each Employee acknowledges that:  (a) he has read this agreement and has had the opportunity to be represented by independent counsel in connection with entering into this Agreement; (b) he understands the terms and consequences of this Agreement, and specifically the waiver of the right to receive cash compensation set forth in Paragraph 1 and the release set forth in Paragraph 2; and (c) he is fully aware of the legal and binding effect of this Agreement.

6.

Governing Law; Entire Agreement; Amendments.  This Agreement shall be construed in accordance with and governed by the laws of the State of Washington. This Agreement contains the entire agreement among the parties with respect to its subject matter, and supersedes any and all prior or contemporaneous oral or written negotiations, agreements, representations and understandings with respect to the subject matter hereof.  This Agreement shall be binding on the successors, assigns, heirs and legal representatives of the parties.  This Agreement may be amended only by a writing executed by the Company and by each Employee to which the amendment is to be effective.  This Agreement may be executed in counterparts, including by facsimile or .PDF transmission.

7.

Legal Counsel.  Each Employee acknowledges and agrees that the law firm of Cairncross & Hempelmann, P.S. only represents the Company and that neither Employee is looking to Cairncross & Hempelmann, P.S. for any legal or tax advice in connection with this Agreement.

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PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF CLAIMS BY EACH OFFICER RELATED TO WAGES THAT WOULD OTHERWISE BE OWED BY THE COMPANY.  BY SIGNING THIS AGREEMENT, THE PARTIES ACKNOWLEDGE FULL UNDERSTANDING OF THE FINAL AND BINDING EFFECT OF THIS AGREEMENT AND ACKNOWLEDGE THAT THEY ARE SIGNING IT VOLUNTARILY.

EXECUTED as of the date first above written.

NEAH POWER SYSTEMS, INC.

By:

Name:

Title:

GERARD C. D'COUTO, Individually

STEPHEN M. WILSON, Individually